SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   June 30, 2010

MagneGas Corporation
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	26-0250418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Rainville Rd Tarpon Springs, FL 34689	34689
(Address of principal executive offices)	(Zip Code)

(Former name, former address, if changed since last report)

(727) 934-3448
 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 25, 2010, MagneGas, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with MagneGas Arc Applied Solutions Europe, a company incorporated in Belgium (“MagneGas Europe”). Pursuant to the Agreement, the Company will issue 250,000 shares of unregistered common stock in exchange for 20% ownership of MagneGas Europe.  MagneGas Europe owns the exclusive intellectual property rights for the MagneGas Technology for Europe and Africa. Ermanno Santilli, Executive Vice President of MagneGas Corporation will serve as CEO of MagneGas Europe.

In addition, the Company will participate with MagneGas Europe in profit sharing for the European and African markets through periodic cash dividends.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Agreement set forth in Item 1.01, on June 25, 2010, we issued 250,000 shares of unregistered Common Stock to MagneGas Europe.

Such securities were not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 9.01.  Financial Statements and Exhibits.

a)	Not applicable.
b)	Not applicable.
c)	Not applicable.
d)	Exhibits:

10.2        Securities Purchase Agreement dated June 25, 2010 by and between the Company and MagneGas Arc Applied Solutions Europe
99.1        Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MagneGas Corporation

Dated: June 30, 2010	/s/ Dr. Ruggero Maria Santilli
Name: Dr. Ruggero Maria Santilli
Title: Chief Executive Officer